Exhibit 99.1

Harmonic Announces Increase in Share Repurchase Program

SAN JOSE, Calif. — May 15, 2014 — Harmonic (NASDAQ: HLIT), the worldwide leader in video delivery infrastructure, announced today that its board of directors has approved an $80 million increase to the Company’s ongoing share repurchase program. The increase brings the total amount authorized for repurchases since the inception of the Company’s share repurchase program in June 2012 to $300 million. Through the quarter ended March 28, 2014, the Company had repurchased a total of 27.7 million shares for $167.3 million, including the shares purchased through the Company’s tender offer in 2013, and had $52.7 million available for future purchases at the end of the quarter.
Repurchases under the program may be made from time to time at the discretion of the Company, subject to pre-determined price/volume guidelines established by the board of directors, and may be made in open market transactions or pursuant to any trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. The timing of any purchases and the exact number of shares to be purchased, if any, will depend on a variety of factors, including price, corporate and regulatory requirements, strategic priorities and other market conditions.
Further information about Harmonic and the company’s products is available at www.harmonicinc.com.
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About Harmonic
Harmonic (NASDAQ: HLIT) is the worldwide leader in video delivery infrastructure for emerging television and video services. The company’s production-ready innovation enables content and service providers to efficiently create, prepare, and deliver differentiated services for television and new media video platforms. More information is available at www.harmonicinc.com.

Legal Notice Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to our expectations regarding a further expansion of our stock repurchase program and reductions in outstanding shares. Our expectations regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the possibility that our stock repurchase program will not result in material purchases of our common stock. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Harmonic's filings with the Securities and Exchange Commission, including our most recent quarterly report on Form 10-Q for the quarter ended March 28, 2014. The forward-looking statements in this press release are based on information available to the Company as of the date hereof, and Harmonic disclaims any obligation to update any forward-looking statements.

EDITOR’S NOTE – Product and company names used herein are trademarks or registered trademarks of their respective owners.

CONTACTS:

Paulien Ruijssenaars Senior Director, Corporate Marketing Harmonic +1.408.490.7021 paulien.ruijssenaars@harmonicinc.com	Blair King Director, Investor Relations Harmonic +1.408.490.6172 blair.king@harmonicinc.com